EXHIBIT 99.1

MAYNEWS


THE MAY DEPARTMENT STORES COMPANY REPORTS
UNAUDITED RESULTS FOR FOURTH QUARTER AND 2004 FISCAL YEAR;
INCREASES DIVIDEND TO 98 CENTS PER SHARE

     ST. LOUIS, Feb. 10, 2005 - The May Department Stores Company [NYSE: MAY] today announced results for the fourth quarter 2004 and 2004 fiscal year, which ended Jan. 29, 2005.
     Fourth quarter 2004 earnings per share were $1.10, compared with earnings per share of $1.38 in 2003. Net earnings were $339 million versus $425 million a year ago. Fourth quarter 2004 includes store divestiture costs of $25 million, or 5 cents per share. Excluding the store divestiture costs, 2004 fourth quarter earnings were $356 million, or $1.15 per share. Fourth quarter 2004 also includes a $42 million, or 9 cents per share, charge for lease accounting, $36 million of which corrects prior years. Fourth quarter 2003 earnings included store divestiture costs of $4 million, or 1 cent per share. Excluding those costs, fourth quarter 2003 earnings were $427 million, or $1.39 per share.
     The integration of Marshall Field's continues on schedule, with the majority of merchandise and financial systems converted successfully during the first week of February. The remaining system conversions primarily relate to store point of sale equipment and will occur through early April. The Marshall Field's acquisition had a positive effect on fourth quarter earnings of 5 cents per share, including start-up integration costs of 2 cents per share.
     Net sales for the 2004 fourth quarter were $5.04 billion, an increase of 12.1%, compared with $4.49 billion in the similar period last year. Store-for-store sales decreased 5.2% for the quarter. Excluding the remaining seven stores May previously announced it will divest, store-for-store sales for the fourth quarter decreased 5.0%.
     "While our 2004 results fell short of our expectations, we have implemented a number of strategic and tactical initiatives that are designed to increase our sales and earnings in the present year," said John L. Dunham, May's president and acting chairman and chief executive officer. "Our inventory levels, which are down 1% store-for-store, are now in line as a result of additional markdowns and ensure that May is well-positioned for receipt of spring merchandise."
     For fiscal 2004, diluted earnings per share were $1.70, compared with $1.41 in fiscal 2003. Net earnings were $524 million, compared with net earnings of $434 million in the prior year. Earnings for 2004 include store divestiture costs of $48 million, or 10 cents per share. Excluding the store divestiture costs, 2004 earnings were $555 million, or $1.80 per share. Earnings for 2003 included store divestiture costs of $328 million, or 67 cents per share. Excluding the store divestiture costs, 2003 earnings were $641 million, or $2.08 per share.
                                  - more -


                                      2


     Net sales for fiscal 2004 were $14.44 billion, an 8.2% increase, compared with $13.34 billion in the similar 2003 period. Store-for-store sales decreased 2.4% for the year. Excluding the remaining seven Lord & Taylor stores to be divested, store-for-store sales decreased 2.2% for the year.

Fiscal 2004 Highlights

   - May acquired Marshall Field's, adding 62 department stores in eight states, including its world-famous flagship store on State Street in the Chicago Loop and important flagship stores in Detroit and Minneapolis as well as key suburban Chicago locations.

   - May's operating cash flow was $1.3 billion, one of the strongest in the retail industry. This strength enables the company to make acquisitions, build new stores, remodel and expand existing stores, and reduce debt.

   - May's board of directors approved an increase in the annual dividend rate to 98 cents per share from 97 cents per share. The new quarterly rate of 24-1/2 cents per share will be payable March 15, 2005, to shareowners of record as of March 1, 2005. This is the 30th consecutive year of dividend increases and represents 94 years of uninterrupted cash dividends.

   - Eight new department stores opened in 2004: a Filene's store in Dartmouth, Mass.; two Foley's stores in El Paso and Houston, Texas; two Hecht's stores in Wilmington, N.C. and Nashville, Tenn.; a Meier & Frank store in Portland, Ore.; a Robinsons-May store in Rancho Cucamonga, Calif.; and The Jones Store in Kansas City, Kan. The new stores added almost 1.3 million square feet of retail space. May also remodeled an additional 1.2 million square feet of retail space in 14 of its department stores.

   - The company also plans to open eight new department stores in 2005: three Foley's stores in Loveland, Colo., and San Antonio and Garland, Texas; two Kaufmann's stores in Pittsburgh, Pa., and Columbus, Ohio; two Robinsons-May stores in El Centro and Simi Valley, Calif.; and a Hecht's store in N. Charlotte, N.C. The Foley's stores in San Antonio and Garland will be located in "off-mall" retail settings and the balance will be built as anchors in traditional malls.

   - May continued to improve the in-store shopping experience during 2004 by reducing inventory levels, making stores more open and easier to shop, and installing upgraded point-of-sale equipment, directional signage and price checkers.

   - The repositioning of Lord & Taylor as an upscale fashion retailer continued throughout 2004, including improved and distinctive selections of stylish merchandise. To date, May has closed 25 of the 32 underperforming Lord & Taylor stores as previously announced in 2003.

   - May also maintained its aggressive pursuit of the younger customer, while continuing to serve the needs of the baby boomer, its core customer. In addition, May focused on merchandising ladies' sportswear by occasion, with casual and tailored apparel displayed by age to appeal to both younger as well as mature customers.

   - Progress was made on May's objective to offer better segments of the business and more distinctive and exclusive proprietary brand merchandise, both of which broaden its department store customer base and differentiate the company from moderate chains and discounters. May's goal is to grow its proprietary merchandise to 20% of department store sales within five years.
                                  - more -


                                      3


   - May's Bridal Group opened 30 David's Bridal stores and 16 After Hours stores. May plans to open 18 David's Bridal stores and 20 After Hours stores in 2005.

   - David B. Rickard, executive vice president, chief financial officer and chief administrative officer of CVS Corporation, the largest retail pharmacy in the nation, joined May's board of directors.

   - Steven J. Nevill assumed the newly created position of senior vice president, inventory management, to lead the implementation of May's new merchandise planning and allocation initiative, which is designed to increase sales, reduce markdowns, and reduce inventory levels.

     At the end of the fiscal 2004, May operated 491 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 239 David's Bridal stores, 449 After Hours Formalwear stores, and 11 Priscilla of Boston stores. May currently operates in 46 states, the District of Columbia, and Puerto Rico.

                                   #  #  #

The company discloses earnings and earnings per share on both a GAAP basis and excluding restructuring costs because it believes these are important metrics, and they are presented to enhance comparability between years. These metrics are used internally to evaluate results from operations.

This release also contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, our ability to hire and retain qualified associates, and those risks generally associated with the integration of Marshall Field's with May. Because of these factors, actual performance could differ materially from that described in forward-looking statements.

PLEASE NOTE: May's fourth quarter earnings conference call will be accessible in a listen-only format at 9 a.m. Central Time today at www.mayco.com at the "Webcast" link on the Investor Relations page. Those unable to access the Webcast may listen to the conference call by dialing 1-800-901-5241 and entering pass code #15525669.

CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS


                                      4


                             THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                               (Unaudited)

                                              52 Weeks Ended                             13 Weeks Ended
                                       Jan. 29, 2005        Jan. 31, 2004         Jan. 29, 2005       Jan. 31, 2004
                                              % to                 % to                 % to                 % to
(millions, except per share)          $     Net Sales      $     Net Sales      $     Net Sales      $     Net Sales
Net sales                          $ 14,441             $ 13,343             $ 5,039              $ 4,494

Cost of sales:
   Recurring                         10,183   70.5 %       9,372   70.3 %      3,478    69.0 %      3,006     66.9 %
   Restructuring markdowns               29    0.2             6    0.0           18     0.4            5      0.1

Selling, general, and
   administrative expenses            3,021   20.9         2,686   20.1          917    18.2          731     16.2
Restructuring costs                      19    0.1           322    2.4            7     0.1           (1)     0.0
Interest expense, net                   386    2.7           318    2.4          110     2.2           80      1.8

Earnings before
   income taxes                         803    5.6           639    4.8          509    10.1          673     15.0

Provision for
   income taxes                         279   34.8 *         205   32.1 *        170    33.5 *        248     37.0 *

Net earnings                       $    524    3.6 %    $    434    3.3 %    $   339     6.7 %    $   425      9.4 %

Diluted earnings per share         $   1.70             $   1.41             $  1.10              $  1.38

Excluding restructuring
   costs:

   Net earnings                    $    555    3.8 %    $    641    4.8 %    $   356     7.0 %    $   427      9.5 %
   Diluted earnings per share      $   1.80             $   2.08             $  1.15              $  1.39

Dividends paid
   per common share                $   0.97             $   0.96             $  0.24-1/4          $  0.24

Diluted average shares
   and equivalents                    308.0                307.0               308.3                307.0

* Percent represents effective income tax rate.


Net Sales - Percent Increase (Decrease) From Prior Year

Net sales include merchandise sales and lease department income.
Store-for-store sales compare sales of stores open during both periods beginning the first day a new store has prior year sales and exclude sales of stores closed during both periods.

              52 Weeks Ended           13 Weeks Ended
               Jan. 29, 2005            Jan. 29, 2005
                    Store-for-               Store-for-
             Total    Store           Total    Store
              8.2%    (2.4)%          12.1%    (5.2)%


                                      5


                             THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Unaudited and Subject to Reclassification)

(millions)
                               Jan. 29,  Jan. 31,    LIABILITIES AND               Jan. 29,  Jan. 31,
ASSETS                            2005      2004     SHAREOWNERS' EQUITY              2005      2004

Cash and cash equivalents     $     62  $    564     Notes payable                $    368  $      -
Accounts receivable, net         2,279     1,788     Current maturities of
Merchandise inventories          3,092     2,728      long-term debt                   145       239
Other current assets               118        88     Accounts payable and
Total Current Assets             5,551     5,168      accrued expenses               2,907     2,532
                                                     Total Current Liabilities       3,420     2,771
Property and equipment, net      6,146     5,149
Goodwill and other intangibles   3,251     1,672     Long-term debt                  5,662     3,797
Other assets                       161       133     Deferred income taxes             817       712
                                                     Other liabilities                 524       507
                                                     ESOP preference shares            211       235
                                                     Unearned compensation               -       (91)
                                                     Shareowners' equity             4,475     4,191

                                                     Total Liabilities and
Total Assets                  $ 15,109  $ 12,122      Shareowners' Equity         $ 15,109  $ 12,122


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Unaudited and Subject to Reclassification)

(millions)                                                      52 Weeks Ended
                                                            Jan. 29,    Jan. 31,
                                                               2005        2004
Operating activities:
   Net earnings                                            $    524    $    434
   Depreciation and amortization                                640         564
   Asset impairment                                              12         317
   Decrease in working capital and other                        169         360
Total operating activities                                    1,345       1,675

Investing activities:
   Capital expenditures                                        (643)       (600)
   Proceeds from dispositions of property and equipment         116          51
   Business combinations                                     (3,242)        (70)
Total investing activities                                   (3,769)       (619)

Financing activities:
   Net issuances (repayments) of notes payable and
       long-term debt                                         2,176        (228)
   Net issuances (purchases) of common stock                     43         (26)
   Dividend payments                                           (297)       (293)
Total financing activities                                    1,922        (547)

Increase (decrease) in cash and cash equivalents               (502)        509

Cash and cash equivalents, beginning of period                  564          55

Cash and cash equivalents, end of period                   $     62    $    564


                                      6


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation.

Cost of Sales

For the 52 weeks ended January 29, 2005, recurring cost of sales as a percent of net sales increased 0.2%. Like many companies in the retail industry, we recently reviewed our lease accounting policies. This review revealed that we should synchronize the assumptions used to calculate our straight-line rent expense and to estimate useful lives for leased assets. This synchronization resulted in an earnings adjustment of $42 million in the 2004 fourth quarter, of which $36 million corrects prior years. This adjustment has no cash flow effect and includes $26 million for non-cash rent and $16 million for depreciation. This adjustment plus other occupancy cost increases of 0.2% were partially offset by a 0.4% decrease in the cost of merchandise. For the 13 weeks ended January 29, 2005, recurring cost of sales as a percent of net sales increased 2.1%, principally because of the $42 million lease adjustment, increases in buying and occupancy costs related to the decline in store-for-store sales, and a 0.7% increase in the cost of merchandise. In addition, $29 million of restructuring markdowns were incurred in 2004 to liquidate inventory as stores to be divested were closing, of which $18 million was incurred in the 2004 fourth quarter.

Selling, General, and Administrative Expenses (SG&A)

For the 52 weeks ended January 29, 2005, SG&A expenses as a percent of net sales increased 0.8%. The expense structure at Marshall Field's and start-up integration costs accounted for 0.5% of the increase. The remaining 0.3% increase was due to decreased sales leverage. For the 13 weeks ended January 29, 2005, SG&A expenses as a percent of net sales increased 2.0%. The increase was largely driven by decreased sales leverage resulting in a 1.2% increase in costs such as payroll and insurance. The expense structure at Marshall Field's and start-up integration costs caused an additional 0.8% increase in the quarter.

Business Combinations

Effective July 31, 2004, the company acquired the Marshall Field's department store group for $3.2 billion, plus transaction fees. Marshall Field's operates 62 department stores primarily in the Chicago, Detroit, and Minneapolis metropolitan areas. The company acquired substantially all of Marshall Field's operating assets, including stores, inventory, customer receivables, and distribution centers, and assumed certain liabilities, including accounts payable and accrued expenses. The acquisition was financed through $2.2 billion of long-term debt and $1.0 billion of short-term borrowings and cash on hand. The company also acquired nine Mervyn's store locations in the Twin Cities area, six of which were disposed.

Marshall Field's results of operations have been included in the company's consolidated financial statements since the acquisition. The company's January 29, 2005, consolidated balance sheet includes the assets acquired and the liabilities assumed using a preliminary purchase price allocation. The purchase price allocation is based on preliminary estimates and is subject to change for certain pre-acquisition contingencies. The following summarizes the preliminary purchase price allocation at acquisition (millions):

              Cash                       $     3
              Accounts receivable            556
              Merchandise inventories        384
              Property and equipment       1,117
              Goodwill                     1,143
              Other intangible assets        439
              Assumed liabilities/other     (402)
                   Net purchase price    $ 3,240

Other intangible assets include $419 million of trade names and $20 million of customer relationships. The trade names have an indefinite useful life and are not amortizable. The customer relationships will be amortized over an estimated useful life of 15 years.

Restructuring Costs

In July 2003, the company announced its intention to divest 34 underperforming department stores. These divestitures will result in total estimated charges of $380 million, consisting of asset impairments of $330 million, inventory liquidation markdowns of $45 million, and severance benefits of $20 million. Other charges are offset by net gains on the disposal of property.
Approximately $50 million of the $380 million represents the cash cost of the store divestitures, not including the benefit from future tax credits. Of the $380 million of expected total charges, $376 million has been recognized to date. The company recognized $25 million and $48 million in the fourth quarter and fiscal 2004, and $4 million and $328 million in the fourth quarter and fiscal 2003, respectively. The remaining costs are expected to be recognized in 2005 and 2006.


                                      7


Asset impairment charges were recorded to reduce store assets to their estimated fair value because of the shorter period over which they will be used.
Estimated fair values were based on estimated market values for similar assets. Disposal gains or losses are recognized as each store is divested. Inventory liquidation markdowns are incurred to liquidate inventory as stores to be divested are closed. The company is negotiating agreements with landlords and developers for each store divestiture. Through the end of 2004, 27 stores have been closed. Severance benefits are recognized as each store is closed. Severance benefits of $16 million for approximately 2,100 associates and inventory liquidation and other costs of $31 million have been incurred to date. Remaining amounts will be recognized as each store is divested.

Income Taxes

The 2004 effective tax rate includes $18 million of provision reductions recorded in the 2004 fourth quarter for the resolution of various federal and state income tax issues. This reduced the rate to 34.8%, compared with 32.1% in 2003. 2003 results included a $31 million tax credit recorded in the first quarter 2003 that reduced the effective rate 4.9% from 37.0%. We expect our 2005 tax rate to be approximately 36.0%.

Interest Expense

On July 20, 2004, the company issued $2.2 billion of long-term debt maturing over three to 30 years at a weighted average interest rate, including amortized hedge and financing costs, of 5.71% to partially fund the Marshall Field's acquisition. The $68 million increase in interest expense to $386 million in 2004 was due primarily to higher long-term borrowings as a result of new debt and a $10 million increase in early debt redemption costs.

Impact of New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment." SFAS No. 123 (revised 2004) establishes standards that require companies to record the cost resulting from all share-based payment transactions using the fair value method. Transition under SFAS No. 123 (revised 2004) requires using a modified version of prospective application under which compensation costs are recorded for all unvested share-based payments outstanding or a modified retrospective method under which all prior periods impacted by SFAS No. 123 are restated. SFAS No. 123 (revised 2004) is effective as of the first quarter that begins after June 15, 2005, with early adoption permitted.


                                      8

                             THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                         FINANCIAL HIGHLIGHTS

(millions, except per share)             2004 *     2003 *     2002 *     2001       2000       1999
Net sales                            $ 14,441   $ 13,343   $ 13,491   $ 13,883   $ 14,210   $ 13,562
Operating earnings                   $  1,189   $    957   $  1,165   $  1,493   $  1,747   $  1,810
   Memo: LIFO credit included
     in operating earnings                  -          -          -        (30)       (29)       (30)
Percent of sales                          8.3 %      7.2 %      8.6 %     10.8 %     12.3 %     13.3 %
   Memo: LIFO credit                      0.0 %      0.0 %      0.0 %     (0.2)%     (0.2)%     (0.2)%
Interest expense, net                    (386)      (318)      (345)      (354)      (345)      (287)
Earnings before income taxes              803        639        820      1,139      1,402      1,523
Provision for income taxes               (279)      (205)      (278)      (436)      (544)      (596)
Net earnings                         $    524   $    434   $    542   $    703   $    858   $    927
Diluted earnings per share           $   1.70   $   1.41   $   1.76   $   2.21   $   2.62   $   2.60
Net earnings as a percent of sales        3.6 %      3.3 %      4.0 %      5.1 %      6.0 %      6.8 %
Return on beginning net assets           12.1 %      9.8 %     12.0 %     15.5 %     19.5 %     20.7 %
Return on shareowners'
  beginning equity                       12.5 %     10.7 %     14.1 %     18.2 %     21.0 %     24.1 %
Dividends paid per common share      $   0.97   $   0.96   $   0.95   $   0.94   $   0.93   $   0.89
Annual dividend rate per common
  share effective March 15, 2005     $   0.98


All years are 52-week fiscal years except 2000, which included 53 weeks.

*  Amounts include restructuring costs of $48 million, or 10 cents per share in 2004; $328 million, or 67 cents per share in 2003; and $114 million, or 24 cents per share, in 2002.
